Exhibit 99.2

Third-Quarter 2005 Results - Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

Oilfield Services pretax return on sales in the third quarter of 2005 was 22.1% flat with the previous quarter. Without the impact on revenue and operating income from the severe hurricane season, the third-quarter Oilfield Services pretax return on sales would have been 23.1%, or 100 bps higher.

Q2)	What is the capex guidance for 2005 and 2006?

The Oilfield Services capex is expected to reach $1.4 billion for the full year 2005 and $1.7 billion for the full year 2006.

B)	WesternGeco

Q3)	What multiclient surveys were capitalized in the third quarter?

In the quarter, WesternGeco capitalized $9 million related to the reprocessing of surveys previously acquired.

Q4)	What multiclient sales were made in the quarter and what was the associated cost of sales?

Multiclient sales in the quarter were $95 million. The corresponding cost of sales was $40 million. 65% of the surveys sold had no NBV.

Q5)	What is the capex guidance for 2005 and 2006?

The 2005 WesternGeco capex is expected to reach $200 million, excluding about $60 million of significantly pre-funded multiclient surveys. The 2006 WesternGeco capex is expected to reach $300 million, excluding multiclient surveys.

C)	Schlumberger Limited

Q6)	What was the EPS impact of the hurricane season?

The EPS impact of the hurricane season in the third quarter of 2005 was $0.06 per share versus an estimated $0.01 in the third quarter of last year.

Q7)	What was Schlumberger pretax and after-tax return on sales, before minority interest, for the quarter?

Schlumberger pretax return on sales from continuing operations before charges and credits for the third quarter was 19.5% compared to 19.0% in the second quarter.

Schlumberger after-tax before minority interest return on sales from continuing operations before charges and credits for the third quarter was 14.8% compared to 14.2% in the second quarter.

Q8)	What are the stock option and discounted stock purchase plan (DSPP) expenses?

Schlumberger has two stock compensation programs – stock option awards and an employee stock purchase plan. Schlumberger started to record stock based compensation expense in the income statement beginning in the second half of 2003, adopting the fair value recognition provisions of SFAS 123 on a prospective basis for grants after January 1, 2003.

The effect on the third quarter 2005 net income was $10 million ($0.02 per share).

Q9)	How did net debt† decrease during the quarter?

After the quarterly dividend payment of $124 million, net debt was $1.04 billion at September 30, 2005, a decrease of $208 million in the quarter, mainly due to liquidity generated by operations, partially offset by the stock buyback of $145 million and a US pension funding payment of $171 million.

†	(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

Q10)	What was the third quarter Effective Tax Rate (ETR), and what is the ETR guidance for the full year 2005?

The third quarter ETR from continuing operations before charges and credits was 24.2%.

For the total year 2005, Schlumberger expects the ETR, before charges and credits, to be in the mid-twenties range.

Q11)	What were the changes in interest income and interest expense during the quarter?

Interest income of $27 million increased $3.3 million sequentially and $11.8 million compared to the same quarter last year. Average return of 3.4% increased by 0.1% sequentially and 1.2% year-on-year. Average investment balance of $3.1 billion increased by $252 million sequentially and $560 million compared to the same quarter last year.

Interest expense of $51 million was flat sequentially and increased $6.9 million from the same quarter last year. Average borrowing rates of 4.5% were unchanged from last quarter and increased from 3.6% last year. Average debt balance of $4.5 billion decreased $43 million sequentially and increased $69 million compared to the same quarter last year.

Q12)	What is the difference between Oilfield Services pretax income and the sum of the geographic areas?

The difference of $15 million in the quarter came from Oilfield Services headquarters projects and costs together with Oilfield Services consolidation eliminations.

Q13)	What is the difference between Schlumberger pretax income, before charges and interest, and the pretax income of the two business segments?

The $63 million pretax difference during the quarter included items such as a $6 million in lost and damaged assets as a result of the hurricanes in the Gulf of Mexico, corporate headquarters expenses, interest on post-retirement benefits, amortization of certain identifiable intangibles, and employee stock purchase and stock option costs.

Q14)	How does Schlumberger compute basic and fully diluted EPS?

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period.

If adding the interest expense on the convertible bonds back to net income and including the shares from the assumed conversion of the convertible bonds has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible bonds are excluded from the calculation.

The shares from the potential conversion of the convertible bonds amount to 19 million and the interest expense on the convertible bonds was $7.2 million in the third quarter.

Q15)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE reached 26.3% in the third quarter of 2005 versus 24.5% in the second quarter of 2005 and 17.2% in the third quarter of 2004.

†	ROCE is computed as [Net Income from continuing operations excluding charges and credits + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

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In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this document also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	Third Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$740.3	$175.0	$(24.5)	$540.8
Add back Charges & Credits:
- Resolution of contingency - Montrouge facility	(17.8)	—	—	(17.8)

Income from Continuing Operations before charges & credits	$722.5	$175.0	$(24.5)	$523.0

	Third Quarter 2004
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$380.9	$74.4	$(8.5)	$298.0
Add back Charges & Credits:
- Restructuring program charges	3.0	—	—	3.0
- Intellectual property settlement	11.2	1.3	—	9.9

Continuing operations before charges & credits	$395.1	$75.7	$(8.5)	$310.9

There were no charges or credits recorded in the second quarter of 2005.

	Third Quarter 2005		Third Quarter 2004
Continuing operations	Before Charges & Credits	GAAP	Before Charges & Credits	GAAP
Pretax return on sales	19.5%	20.0%	13.6%	13.1%
After tax before minority interest return on sales	14.8%	15.3%	11.0%	10.5%
Effective tax rate	24.2%	23.6%	19.1%	19.5%
Diluted Earnings per Share	$0.86	$0.89	$0.52	$0.50

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This document, the third quarter 2005 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco; oil and natural gas demand and production growth; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; effective tax rates; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our third quarter 2005 earnings release, our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.